EXHIBIT 10.2

EXECUTION COPY

REAL ESTATE PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS REAL ESTATE PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of this 21st day of July, 2016 (the “Effective Date”), by and between NORWEGIAN REAL ESTATE LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Seller”); NORWEGIAN GENERAL[,] INC., a Pennsylvania corporation and Seller’s general partner (“Seller Guarantor”); GAHC4 POTTSVILLE PA MOB, LLC, a Delaware limited liability company, its successors and assigns (“Buyer”); and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”).
RECITALS
I.    Seller owns the Property (as hereinafter defined).
II.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined) subject to the terms and conditions contained in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE 1
SALE OF PROPERTY
1.1    Property To Be Sold. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller:
1.1.1    Fee simple title to that certain land located in East Norwegian Township, Schuylkill County, Pennsylvania, known as Schuylkill County Tax Parcel Nos. 08-02-0013.002 and 08-02-0015.000, which is all of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all water, mineral and development rights appurtenant to such land (collectively, the “Land”). The “Land” expressly excludes: Schuylkill County Tax Parcel 20-02-0039.000.
1.1.2    Fee simple title to all buildings, structures and other improvements, including the approximately 35,855 rentable square foot medical office building located on the Land having an address of 48 Tunnel Road, Pottsville, Pennsylvania 17901, and all landscaping, parking lots and structures, roads, drainage facilities, above ground and underground utility structures, equipment systems and other infrastructure, and all fixtures, systems and facilities located on the Land, including all affixed equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on or used in connection with, and affixed to or incorporated into the Improvements (as hereinafter defined) or on the Land, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Improvements”; the Improvements and the Land are herein collectively referred to as the “Real Property”);
1.1.3    Seller’s right, title and interest in and to all Tenant Leases (hereinafter defined) and all (if any) security deposits, other deposits held in connection with the Tenant Leases, guarantees, letters of credit and other credit enhancements providing additional security for such Tenant Leases;
1.1.4    Seller’s right, title and interest in and to: (i) any and all tangible personal property owned by Seller located on and/or used exclusively in connection with the Real Property, including sculptures, paintings and other artwork, equipment, furniture, machinery, appliances, tools and supplies (collectively, the “Tangible Personal Property”); (ii) any and all site plans, soil and substrata studies, architectural drawings, as-built plans and specifications, surveys, engineering plans and studies, floor plans, landscape plans, and other plans and studies, if any, that relate to the Property; and (iii) any and all trade names used or utilized in connection with the Property, including the trade name “Evergreen Medical Building” (the “Intangible Personal Property” and collectively with the Tangible Personal Property, the “Personal Property”);
1.1.5    Any and all (if any) warranties, representations and guaranties relating to the Improvements (collectively, the “Warranties”);
1.1.6    All use, occupancy, building and operating licenses, permits, approvals, entitlements and development rights relating to the Property (collectively, the “Permits”);
1.1.7    All service contracts or other third party agreements (other than Tenant Leases, Permits and Exception Documents) affecting all or a portion of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing, including any amendments or modifications thereto, and any underlying master agreements (collectively, the “Contracts”); provided, however and notwithstanding the foregoing, Seller shall terminate effective at Closing, at Seller’s sole cost and expense, any Contracts that Buyer does not elect to assume pursuant to Section 3.4.
1.1.8    The Real Property, Personal Property, Warranties, Permits, Contracts and other property described in this Section 1.1 are hereinafter sometimes referred to collectively as the “Property”.
1.2    Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the Property, subject to the terms and conditions set forth in this Agreement.

1.3    Purchase Price. The purchase price for the Property shall be Nine Million One Hundred Fifty Thousand and No/100 Dollars ($9,150,000.00) (the “Purchase Price”). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.
1.4    Deposit And Escrow.
1.4.1    Within three (3) Business Days after the Effective Date, Buyer shall deliver to Escrow Agent at the following address: 777 South Figueroa Street, 4th Floor, Los Angeles, CA 90017, Attn: Brian Serikaku, Telephone: (213) 271-1774, E-mail: bserikaku@firstam.com, a deposit in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (together with any interest thereon, the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile, or other written instrument believed to be genuine and signed or communicated by the proper party or parties.
1.4.2    The Deposit shall be applied to the Purchase Price if the Closing (as defined below) occurs. Upon delivery of Buyer’s DDP Waiver Notice (as defined below), the Deposit shall not be returned to Buyer unless escrow fails to close due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct as of the Closing, (iii) a failure of a condition precedent set forth in Section 5.4, or (iv) any other reason that entitles Buyer to have the Deposit returned as provided for herein. In the event Buyer shall elect to terminate or shall be deemed to have terminated this Agreement during the Due Diligence Period (as defined below), or as otherwise provided in this Agreement, the Deposit (and any interest accrued thereon) shall be returned to Buyer as provided in Section 3.6.
1.4.3    Independent Contract Consideration. One Hundred Dollars ($100.00) of the Deposit will be non-refundable to Buyer and shall be immediately distributed to Seller as independent consideration for Seller entering into this Agreement. Such independent consideration is fully earned by Seller, is non-refundable under any circumstances, but will be applied to the Purchase Price at Closing.
1.5    Closing Date. The closing (“Closing”) means the date on which each of the following has occurred (i) Escrow Agent has confirmed that all conditions to closing and insuring title as of such date have been irrevocably and unconditionally satisfied, (ii) each party has authorized closing and disbursement, (iii) Escrow Agent has disbursed funds and is irrevocably and unconditionally committed to insuring fee simple title in favor of Buyer, and (iv) Seller has transferred title to the Property to Buyer. Subject to the terms and conditions of this Agreement, the Closing shall take place through an escrow with Escrow Agent on the day which is fifteen (15) days after the expiration of the Due Diligence Period (as the same may be held earlier or extended in accordance herewith, the “Closing Date”).

ARTICLE 2
TITLE AND SURVEY
2.1    Title and Survey. Buyer shall obtain a preliminary title report or commitment for the Real Property (the “Title Commitment”) from Escrow Agent (referred to herein in such capacity as the “Title Company”), together with legible and complete copies of all recorded encumbrances and exceptions to title (“Exception Documents”). Buyer may, in its sole and absolute discretion, at Buyer’s sole cost and expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”), and (ii) order an update to the existing survey of the Real Property by a licensed surveyor or registered professional engineer, or order a new ALTA/NSPS as-built land survey of the Real Property (the “Survey”). Buyer shall use commercially reasonable efforts to order the Title Commitment and Exception Documents, and, to the extent applicable, Survey, within five (5) Business Days following the Effective Date.
2.2    Required Title Condition. Buyer shall have the right to review the Title Commitment, Exception Documents, and Survey for a period of ten (10) Business Days from the date of Buyer’s receipt of the last of such items. In the event any matters appear therein that are unacceptable to Buyer, Buyer shall, within said ten (10) Business Days, notify Seller in writing of such fact. Upon the expiration of said ten (10) Business Day period, Buyer shall be deemed to have accepted all exceptions to title referenced in the Title Commitment and all matters shown on the Survey, except for matters that are the subject of an objection letter made under the preceding sentence, and such accepted exceptions shall be included in the term “Permitted Exceptions” as used herein. In the event Buyer objects to any such matters within the ten (10) Business Day period, Seller shall have ten (10) Business Days from receipt of such notice within which to remedy or cure such unacceptable exceptions or items. In the event Seller is unable to remedy or cure such unacceptable items to the satisfaction of Buyer on or before the expiration of said ten (10) Business Day period, Buyer may either (a) waive such objections and accept title to the Real Property subject to such unacceptable items (which items shall then be deemed to constitute part of the “Permitted Exceptions”), or (b) terminate this Agreement by written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement.
2.3    Seller shall convey title to the Property to Buyer, free and clear of all liens and encumbrances, subject only to (i) the Permitted Exceptions; and (ii) any other matters approved in writing by Buyer, in Buyer’s sole and absolute discretion (collectively, the “Required Title Condition”). Notwithstanding anything contained in this Section 2.3 to the contrary, Permitted Exceptions shall expressly exclude and Seller shall be obligated, at its sole cost and expense, to satisfy and release of record, at or prior to Closing, all monetary liens and encumbrances affecting the Property, including any deeds of trust, mortgages, fixture filings, tax liens, judgments, mechanics’ liens, materialmens’ liens, and/or other liens or charges in a fixed sum, and Seller authorizes the use of the Purchase Price or a portion thereof to pay and discharge the same at Closing. Permitted Exceptions shall also expressly exclude the so-called “standard exceptions” or “pre-printed” exceptions that are subject to deletion by the Title Company upon receipt of a standard owner’s affidavit and/or indemnity, which Seller shall provide at Closing (the “Affidavit”). Without limiting the foregoing, the Affidavit shall be in such a form so as to, among other things, cause the Title Company to omit from the Title Policy all exceptions for unfiled mechanics’, materialmens’ or similar liens and to provide “gap” coverage insuring the period from the effective date of the Title Commitment through the date and time of recording of the Deed (as hereinafter defined).
2.4    If at any time the Title Commitment, Exception Documents, or Survey are supplemented or revised (other than the deletion or elimination of any item as to which Buyer has made an objection), Buyer shall have the right to review and approve or disapprove any such supplement or revision and to terminate this Agreement in the event that Seller is unable to remedy or cure any such matters to the satisfaction of Buyer in accordance with the provisions of Section 2.2 above, except that Buyer’s ten (10) Business Day period as to such additional items shall be for a period expiring on the date that is the earlier to occur of (a) ten (10) Business Days following the date of Buyer’s receipt of such modification, and (b) the Closing Date, and all other time periods referred to in 2.2 shall expire on the date that is the earlier of (i) the final day of the specified time period as set forth therein, and (ii) the Closing Date.
ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD
3.1    Access. From and after the Effective Date through the Closing, (i) Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours and shall have the right to make such investigations, including appraisals, tenant interviews, vendor interviews, interviews of government officials, engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems necessary or advisable, and (ii) Seller shall, at Seller’s expense, turn on, run, and maintain, without any interruption in service, electrical power and all utilities to the Property (including, without limitation, plumbing, heating and air conditioning systems) to facilitate Buyer’s testing and investigations thereof. Without limiting the foregoing, Seller shall grant Buyer and those acting by, through, or under Buyer full and complete access to the books and records of Seller with respect to the Property, and, provided the Closing occurs, permit Buyer to retain copies of such books and records. Buyer shall have the right, at Buyer’s sole cost and expense, to conduct a Phase I environmental site assessment, and, if recommended, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer hereby agrees to indemnify and hold Seller harmless from any physical damages resulting from inspections and investigations by Buyer or its agents or independent contractors, but in no event shall the indemnity of this Section include the discovery of pre-existing conditions disclosed by Buyer’s investigations or any damages caused by Seller.
3.2    Due Diligence Period. Buyer shall have from the Effective Date until the date that is the later of thirty (30) days after (i) the Effective Date, or (ii) receipt of all Property Information (as defined below) (the “Due Diligence Period”) to physically inspect the Property, review the economic data, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3, and all records and other materials related thereto as Buyer deems appropriate.

3.3    Items Provided by Seller. No later than three (3) Business Days after the Effective Date, Seller shall deliver to Buyer accurate and complete copies of all of the information set forth on Exhibit “C” to the extent in Seller’s possession or control (collectively, the “Property Information”).
3.4    Property Contracts. Buyer shall not be required to assume any Contract of Seller at Closing. Effective as of the Closing Date, Seller, at Seller’s sole cost and expense, including any termination fee or other costs associated with such termination, shall terminate any Contracts that Buyer does not elect to assume, in Buyer’s sole and absolute discretion, by written notification to Seller prior to the expiration of the Due Diligence Period. Such Contracts, if any, that Buyer elects in writing to assume are referred to herein as the “Assumed Service Contracts”. Notwithstanding anything to the contrary contained herein, Seller shall terminate, at Seller’s sole cost and expense, including any termination fee or other costs associated with such termination, any and all leasing commission agreements, property management agreements, or asset management agreements affecting all or any portion of the Property or the Tenant Leases effective on or before the Closing Date.
3.5    Buyer’s Possible Early Termination. If Buyer shall, for any reason or no reason, in Buyer’s sole and absolute discretion, elect not to purchase the Property, then Buyer shall be entitled, but is not obligated, to terminate this Agreement by delivering notice (“Termination Notice”) to Seller at or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period. Further, unless Buyer provides Seller with a written notice of its waiver of the Due Diligence Period (“DDP Waiver Notice”) at or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. Notwithstanding anything herein to the contrary, a DDP Waiver Notice shall not be deemed to be a waiver by Buyer of any other rights or remedies, including other termination rights, it may have as set forth herein.
3.6    Consequences of Buyer’s Early Termination. Unless Buyer provides a DDP Waiver Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the expiration of the Due Diligence Period. If Buyer provides a Termination Notice to Seller pursuant to Section 3.5, this Agreement shall immediately terminate upon the giving of such notice. In the event of either of the foregoing, the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is in default or breach hereunder at the time of such termination, Section 6.2 shall additionally apply. Escrow Agent shall pay the entire Deposit to Buyer not later than one (1) Business Day following termination of this Agreement. No notice to Escrow Agent from Seller shall be required for the release of the Deposit to Buyer by Escrow Agent under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Agent’s receipt of Buyer’s confirmation of termination of the Agreement pursuant to this Article 3, despite any objection or potential objection by Seller.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Seller’s Representations. Seller warrants and represents to Buyer as follows:

4.1.1    Seller is a limited partnership validly formed, in good standing and qualified to do business in the State of Pennsylvania. Seller has full power and authority to enter into this Agreement, to perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
4.1.2    Except as shown on the Title Commitment, Schedule 4.1.2 attached hereto, and to the best of Seller’s knowledge, Seller owns (i) good, indefeasible, and insurable fee simple title to the Real Property, subject only to the Permitted Exceptions, and (ii) good and marketable title to the Personal Property. There are no outstanding rights of first refusal, rights of first offer, rights of reverter, or options to purchase relating to the Property or any interest therein. There are no unrecorded or undisclosed documents or other matters which affect title to the Property.
4.1.3    Seller has not entered into, and Seller does not know of, any other agreements or understandings (whether oral or written) with respect to the Property or any portion thereof that will be binding upon Buyer after Closing, other than the Tenant Leases, Permitted Exceptions and Assumed Service Contracts. There are no parties in possession of the Property other than tenants under the Tenant Leases. Subject to the leasehold rights of Tenants under the Tenant Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.
4.1.4    Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
4.1.5    Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
4.1.6    No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.7    There are no actions, suits or proceedings pending, whether in litigation, arbitration, mediation or otherwise, or, to the best of Seller’s knowledge, threatened against or affecting (i) the Property or any portion thereof, or (ii) Seller. Except as disclosed by Seller in writing to Buyer prior to the date hereof, Seller is not aware of, nor has Seller received notice of any actions, suits or proceedings, whether in litigation, arbitration, mediation or otherwise, pending or threatened against or affecting any tenant under the Tenant Leases. Seller is not a party to any settlement agreement affecting the Property, nor to Seller’s knowledge, is any Tenant.
4.1.8    Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
4.1.9    Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller or (b) any law or any order, writ, injunction or decree of any court or governmental authority, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.
4.1.10    Seller has not entered into any material commitments or agreements with any governmental or quasi-governmental authorities or agencies affecting the Property. As used herein, “quasi-governmental” shall include the providers of all utility services to the Land or the Improvements.
4.1.11    Except as disclosed on the Title Commitment or otherwise as disclosed by Seller in writing to Buyer prior to the date hereof, there are no pending or, to the best of Seller’s knowledge, threatened condemnation, eminent domain, assessment or similar proceedings or charges affecting the Property or any portion thereof relating to the Property. Seller has not received any written notice of a proposed increase in the assessed valuation of the Property.
4.1.12    Exhibit “B-1” attached hereto sets forth a true, correct and complete description of all leases, subleases and other agreements, including any and all extensions, amendments and modifications thereto, granting a possessory interest in and to any space in the Improvements or the Land, or that otherwise grant rights with regard to use of the Improvements or the Land (collectively, the “Tenant Leases”), and all persons a party to the Tenant Leases, or otherwise leasing or subleasing the Real Property (each, a “Tenant, and collectively, the “Tenants”). Seller has delivered or made available to Buyer true and complete copies of the Tenant Leases. Each of the Tenant Leases is in full force and effect. Seller is “landlord” or “lessor” under the Tenant Leases and is entitled to assign to Buyer, without the consent of any party, the Tenant Leases. Neither Seller nor any Tenant is in default under its respective Tenant Lease, and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default under any of the Tenant

Leases by any party. No tenant has asserted any claim of offset or other defense in respect of its or Seller’s obligations under its respective Tenant Lease. No tenant has (i) filed for bankruptcy or taken any similar debtor-protection measure, (ii) defaulted under its Tenant Lease, (iii) discontinued operations at the Property or (iv) given notice of its intention to do any of the foregoing. Each of the tenants under the Tenant Leases occupies the leased premises set forth in the Tenant Lease and is open for business in the aforementioned leased premises.
4.1.13    Except as set forth on Schedule 4.1.13 attached hereto, each of the Tenant Leases is triple net. Pursuant to the terms of the Tenant Leases, Tenants are solely responsible for all taxes, insurance, assessments, water or sewer charges, gas, electric, telephone or other utilities, employment charges, premiums on insurance policies, capital improvements, repair and maintenance costs, and all other operating expenses and costs relating to the Property (collectively, “Operating Expenses”). Each Tenant has paid for all Operating Expenses prior to delinquency, there are no unresolved disputes relating to the Operating Expenses, and all due and payable Operating Expenses have been paid as of the Effective Date and shall be paid as of the Closing Date. As of the Closing Date, none of the Tenant Leases and none of the rents or other charges payable thereunder will have been assigned, pledged or encumbered.
4.1.14    Seller has delivered or made available to Buyer true and complete copies of all Contracts. Seller has not, within the last year, received any written notice of any breach or default under any Contract that has not been cured or waived nor, to Seller’s knowledge, does any such breach or default exist.
4.1.15    There are no tenant improvement allowances, non-monetary tenant improvement obligations of Seller, leasing commissions and/or rent concessions with respect to any Tenant Lease, including, without limitation, any free rent, rebates or refunds, and any and all tenant improvement work for which Seller is responsible has been completed and accepted by the applicable Tenant, except as disclosed on Schedule 4.1.15 attached hereto. No Tenant has prepaid any rents or other charges for more than one (1) month in advance.
4.1.16    Seller has not received any written notice from, and, to the best of Seller’s knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any other restrictions or covenants recorded against the Property. Seller is not in default under any such document, nor, to the best of Seller’s knowledge, is any other party subject to any such document.
4.1.17    To the best of Seller’s knowledge, there are no material defects in the structural elements of the Improvements and all Improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and there is no leak or material defect in any roof located upon the Property.
4.1.18    Seller has not received any written notice from, and, to the best of Seller’s knowledge there no grounds for, any governmental or quasi-governmental agency or authority requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, moratoria, initiative, referenda, ordinance, code, rule, standard, order or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived. To the best of Seller’s knowledge, Seller and the Property are in compliance with all applicable federal, state, county and municipal laws, codes, rules and/or regulations.
4.1.19    To the best of Seller’s knowledge, the Property is properly zoned for its current use as a medical office building and surgery center. To the best of Seller’s knowledge, there is no pending or, to the best of Seller’s knowledge, threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property. To the best of Seller’s knowledge, there is no plan, study or effort by any governmental or quasi-governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.
4.1.20    To the best of Seller’s knowledge, the Property contains sufficient parking in compliance with all applicable laws, ordinances, regulations, restrictions, and covenants, and as reasonably necessary for the use and operation of the Property.
4.1.21    Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with all or any portion of the Property.
4.1.22    To Seller’s knowledge, there are no Hazardous Materials (as defined below) stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Seller has received no notice that the Property or any portion thereof contains any form of toxic mold. No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Real Property other than normal periodic service, and to the best of Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.
4.1.23    There are no claims pending or unpaid bills which would result in the creation of any lien on the Real Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Real Property or other work or material purchased in connection with the Property which will not be paid by or at the Closing or placed in escrow pursuant to the provisions of this Agreement. There is no tenant improvement, repair or material maintenance work in progress at the Property, except as disclosed to Buyer in writing.
4.1.24    Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Land or the Improvements located thereon which has not been fully complied with. Seller represents that the Property is currently insured at commercially reasonable levels for like assets in the geographical vicinity of the Property.
4.1.25    Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, or any quasi-governmental agency or entity, that, Seller is not in compliance in all material respects with, nor does Seller have any knowledge that Seller is not in compliance with, all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements. With respect to the Property, Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies where a failure to file timely would have a material adverse effect on the transactions contemplated hereby or the intended operation of the Land and Improvements.
4.1.26    Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.
4.1.27    Seller is not affiliated with any of the Tenants except as otherwise set forth on Schedule 4.1.27 attached hereto and made a part hereof. Any Tenant Leases between Seller and affiliated Tenants were entered into at arm’s length on commercially reasonable terms in compliance with all laws.
4.1.28    All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Closing, the foregoing representations and warranties of Seller shall be remade as of the Closing Date, and Seller has not failed to disclose any fact to Buyer necessary to make the statements herein or otherwise provided in connection with the transactions contemplated hereunder not misleading and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the

Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented. As used herein, “to Seller’s knowledge” shall be deemed to mean the knowledge of any employee, agent, representative, contractor, or subcontractor of Seller.
4.2    Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:
4.2.1    Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.
4.2.2    Buyer has full right, power and authority and is duly authorized to enter into this Agreement and, as of the Closing Date, to perform each of these covenants to be performed by Buyer hereunder and, subject to the approval of Buyer’s board of directors on or before the expiration of the Due Diligence Period, to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
4.3    Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing and shall survive after the Closing Date for a period of twelve (12) months.
4.4    Property Conveyed “As Is”. Except as may be expressly represented herein, in the exhibits attached hereto and in the documents to be executed and delivered by Seller to Buyer at Closing, Buyer agrees that the Property shall be sold, and Buyer shall accept possession of the Property at Closing on an “as-is-where-is” basis.
4.5    Seller Covenants Prior to Closing.
4.5.1    Leasing Activities. Seller shall not, from and after the Effective Date, enter into any lease, license or occupancy agreement affecting the Property or any modification or amendment thereto or any restatement or termination thereof, consent to any sublease under a lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion. Seller shall copy Buyer on any and all correspondence received from or sent to tenants regarding the Tenant Leases.
4.5.2    Property Contracts. Seller shall not, from and after the Effective Date, enter into any new service contracts or other agreements for the Property or modifications, renewals, restatements or terminations of any existing Contracts, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole and absolute discretion.
4.5.3    Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured and in any event in commercially reasonable amounts and in accordance with the requirements of any mortgage or deed of trust affecting the Property.

4.5.4    Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.
4.5.5    Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement (or, if an operating report does not exist, copies of all receipts, invoices and other existing financial documentation relating to the Property) for the operation of the Property on or before the day which is ten (10) days after the end of each month, commencing with the month during which the Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date.
4.5.6    Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Property, it being understood and agreed that prior to Closing, Seller will have the right to contest any of the same.
4.5.7    Continued Performance. Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Closing Date. Further, Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller that occurs prior to Closing and causes a change in the facts relating to, or the accuracy of, any of the representations or warranties of Seller contained in this Agreement.
4.5.8    Estoppels. Seller shall use commercially reasonable efforts to obtain the Tenant Estoppels described in Section 5.4.2, the estoppels described in Section 5.4.3 and the Tenant Lease amendments described in Section 5.4.9 and Section 5.4.10.
4.5.9    Cooperation with S-X 3-14 Audit. The Seller acknowledges that that it is Buyer’s intention that the ultimate acquirer of the Property will be affiliated with a publicly registered company (“Registered Company”). The Seller acknowledges that it has been advised that if such acquirer is affiliated with a Registered Company, such Registered Company (and such acquirer) are required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist Buyer and Registered Company in preparing the SEC Filings, the Seller covenants and agrees no later than five (5) Business Days after the Effective Date, Seller shall provide Buyer and the Registered Company with the following information (to the extent such items are not duplicative of items contained in the Property Information): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements, if any, for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts and/or, if existing, a schedule thereof for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii)

accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period and (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period. In addition, no later than five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer: (1) a signed representation letter in the form attached hereto as Exhibit “G”; (2) a signed audit request letter in the form attached hereto as Exhibit “H”; and (3) a signed audit response letter from Seller’s attorney in the form attached hereto as Exhibit “I”. Seller also agrees to reasonably cooperate with Buyer to obtain a comfort letter, as may be requested by Buyer.
ARTICLE 5
CLOSING
5.1    Escrow Agent. The Closing shall occur through the Escrow opened at the Escrow Agent. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.
5.2    Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions reasonably required by Escrow Agent to consummate the transaction provided for herein; provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified; (ii) state the modification in full; and (iii) are signed by both parties. The parties shall open escrow by delivering an executed copy of this Agreement executed by Buyer and Seller to Escrow Agent. Upon receipt of the Agreement, Escrow Agent shall acknowledge the opening of escrow as described below and its agreement to act as the Escrow Agent hereunder by: (1) executing the Consent of Escrow Agent attached hereto; and (2) delivering a copy of the executed Consent to Seller and Buyer. Notwithstanding anything contained herein to the contrary, in the event that the Closing has not occurred on or before the One Hundred Twentieth (120th) day following the expiration of the Due Diligence Period, this Agreement shall automatically terminate in all respects, in which case Buyer shall be entitled to the return of the Deposit from Escrow Agent.
5.3    Closing. The Closing shall take place on the Closing Date, as the same may be adjusted, provided all conditions to the Closing have been satisfied or duly waived in accordance with the terms herein.
5.4    Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller, in Buyer’s sole and absolute discretion.

5.4.1    Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.
5.4.2    No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained estoppel certificates (each a “Tenant Estoppel”) executed by all Tenants, as of the Closing Date. Each Tenant Estoppel shall be in a form substantially similar to Exhibit “D” attached hereto, and in addition, no later than three (3) Business Days prior to the date on which Seller intends to distribute the Tenant Estoppels to the Tenants for their completion and execution, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Such Tenant Estoppels shall be consistent with the respective Tenant Lease, shall not reveal any default by Seller and/or Tenant, any right to offset rent by the Tenant, or any claim of the same, be dated no earlier than thirty (30) days prior to Closing and shall be otherwise reasonably acceptable to Buyer.
5.4.3    Seller shall use commercially reasonable efforts to obtain and deliver no later than five (5) Business Days prior to the Closing Date an estoppel certificate as to each easement agreement, restrictive covenant, declaration and/or reciprocal easement agreement of record as to the Property to the extent requested in writing by Buyer prior to the deadline for delivering Buyer’s comments to the Title Commitment in accordance with Article 2.
5.4.4    On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete.
5.4.5    At Closing, the Title Company shall be irrevocably and unconditionally (a) prepared to issue to Buyer an ALTA 2006 (or Pennsylvania equivalent) extended coverage Owner’s Policy of Title Insurance insuring Buyer’s fee simple title to the Land and Improvements with coverage in the full amount of the Purchase Price, conforming to the Required Title Condition set forth in Section 2.2 above, containing such endorsements as Buyer shall have reasonably required, and dated as of the date and time of recording the Deed (“Title Policy”), and (b) obligated to issue the Title Policy after Closing in the form of the fully “marked up” Title Commitment or proforma issued to Buyer and attached to Buyer’s closing instruction letter signed by the Title Company.
5.4.6    There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.
5.4.7    Buyer’s Board of Directors shall have approved the transaction as contemplated in this Agreement during the Due Diligence Period.
5.4.8    On the Closing Date, each of the Tenants listed on the rent roll attached hereto as Exhibit “B-2” (i) shall have commenced rent payments under its respective Lease; and (ii) shall be in occupancy of its respective suite and open for business.
5.4.9    Seller shall have delivered to Buyer prior to the expiration of the Due Diligence Period a fully-executed amendment to each of the Tenant Leases for Suites 202 and 203, as more particularly described on Exhibit “B-2”, effective as of the Closing Date and in form and substance satisfactory to Buyer, specifying, among other changes that Buyer may request prior to the expiration of the Due Diligence Period, that Tenant shall reimburse Buyer, as landlord, for its pro-rata share of a building management fee equal to four percent (4%) of the effective gross revenue of the Improvements.
5.4.10    Seller shall have delivered to Buyer prior to the expiration of the Due Diligence Period an amendment to, or replacement lease for, each of the Tenant Leases for Suites 101, 102, 103, 104, 201, 204 and 205 , as more particularly described on Exhibit “B-2”, effective as of the Closing Date and in form and substance satisfactory to Buyer, extending the term of each such Tenant Lease to six years following the Closing Date, setting an initial base rent rate of $22.18/square foot ($22.00/square foot for Suite 104) to be annually increased by the greater of 2% or the consumer price index, and specifying that Tenant shall reimburse Buyer for its pro-rata share of a building management fee equal to four percent (4%) of the effective gross revenue of the Improvements. Notwithstanding the foregoing, in the event Seller is unable to deliver, after using commercially reasonable efforts to obtain, a lease amendment required by this subsection evidencing the four percent (4%) management fee, the Purchase Price, at Buyer’s election, shall be reduced to an amount to compensate Buyer for the loss of the management fee, such reduction estimated to be $100,000.00.
The conditions set forth in this Section 5.4 are solely for the benefit of Buyer and may be waived only by Buyer in writing, in Buyer’s sole and absolute discretion. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller and Escrow Agent. Such waiver or waivers must be in writing to Seller. In the event of a failure to satisfy the conditions precedent set forth in this Section 5.4 or in the event that Buyer believes, in good faith, that any condition will not be timely satisfied, Buyer may terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of the failure of any condition set forth in this Section 5.4, if such failure constitutes a breach or default of its covenants, representations or warranties, Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.
5.5    Conditions Precedent Favoring Seller. Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part by written notice of such waiver from Seller to Buyer.
5.5.1    Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer at the Closing.
5.5.2    On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete in all material respects.
5.6    Seller’s Deliveries. At the Closing or on the date otherwise specified below, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1    An original, duly executed and acknowledged special warranty deed (the “Deed”) that conveys title to the Real Property and Improvements to Buyer and in substantially the same form as Exhibit “E” attached hereto and that is otherwise recordable in the jurisdiction where the Property is located.
5.6.2    If requested by Buyer, an original, duly executed and acknowledged quitclaim deed from Seller to Buyer describing the Property by the metes and bounds description contained on the Survey.
5.6.3    Two (2) original counterpart signatures to a bill of sale, assignment and assumption of leases and contracts for the Property duly executed and acknowledged by Seller, in the form attached hereto as Exhibit “F”, which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the: (i) the Personal Property; (ii) Tenant Leases; (iii) the Warranties and Permits; and (iv) any Contracts Buyer elects to assume in accordance with the terms of this Agreement (the “Bill of Sale”).
5.6.4    Originals of all Tenant Leases (and all amendments, if any).
5.6.5    All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to each tenant, including all applications, correspondence and credit reports.
5.6.6    A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.
5.6.7    A Tenant Notice (as defined below) for each Tenant Lease.
5.6.8    A rent roll certified by Seller as being true, complete and accurate in all material respects as of a date within three (3) Business Days prior to the Closing Date.
5.6.9    Copies of the written termination notices sent by Seller terminating each of the Contracts as of a date on or before the Closing Date, except for the Assumed Service Contracts.
5.6.10    Copies of the written termination agreements for any leasing commission agreements or property management agreements as of a date on or before the Closing Date.
5.6.11    Seller’s counterpart signature to that certain Easement Agreement for Ingress and Egress in the form attached hereto as Exhibit “J”.
5.6.12    Seller’s counterpart signature to that certain Easement Agreement for Water and Sewer in the form attached hereto as Exhibit “K”.
5.6.13    Originals of the Affidavit and such other evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the

Property; and/or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.
5.6.14    Originals of all documents in the possession of Seller relating to the operation of the Property including all operating statements, permits, licenses, approvals, plans, specifications, guaranties and/or warranties, all third party reports, appraisals, environmental site assessments, property condition reports, property inspections and surveys.
5.6.15    A duly executed Closing Statement (as defined below) reflecting the adjustments and prorations required by this Agreement.
5.6.16    Such evidence or documents as may reasonably be required by Buyer and the Title Company evidencing the power and authority of the Seller and its respective constituent owners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.
5.6.17    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.7    Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:
5.7.1    Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any prorations or credits required by this Agreement) and Buyer’s share of all escrow costs and closing expenses.
5.7.2    Two (2) original counterpart signatures to the Bill of Sale and a duly executed Closing Statement.
5.7.3    Buyer’s counterpart signature to that certain Easement Agreement for Ingress and Egress in the form attached hereto as Exhibit “J”.
5.7.4    Buyer’s counterpart signature to that certain Easement Agreement for Water and Sewer in the form attached hereto as Exhibit “K”.
5.7.5    Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.
5.7.6    Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.
5.8    Costs, Prorations and Credits.
5.8.1    Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and, except as otherwise provided herein, all documents required to settle the transaction contemplated hereby. Except as otherwise provided herein, Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) the cost of the title insurance premium, including any extended coverage costs, under the Title Policy together with any endorsements to the Title Policy required by Buyer, (iii) all recording costs associated with the Deed, and (iv) one-half of the transfer taxes associated with the Deed. Seller shall pay (1) all transfer, assumption or waiver fees associated with any association, declarant or easement holder that holds any right in the Property, (2) reserved, (3) one-half of the transfer taxes associated with the Deed and all other transfer taxes and documentary stamp charges, and (4) recording fees in connection with the removal of encumbrances. Buyer and Seller shall share equally the cost of all escrow charges. Any and all other purchase and sale closing costs shall be paid in accordance with the custom of the local jurisdiction in which the Property is located.
5.8.2    Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this Section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.
(a)    Rents. Buyer will receive a credit at Closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Tenant Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.
(b)    CAM Expenses. To the extent that tenants are reimbursing the landlord for common area maintenance and other Operating Expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Tenant Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Tenant Lease. Seller shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM Charges reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based upon an estimate for the year of Closing, a post-closing “true up” will be performed for the actual expense to determine Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM Charges “true up” necessary to the extent that any Tenant Lease provides for a “true up”.
(c)    Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Seller shall also be responsible for any outstanding special assessments against the Property. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period after Closing shall belong to Buyer following the Closing, except that Seller shall be entitled to receive any refunds applicable to the period prior to Closing to the extent that Seller initiated a contest prior to Closing.
(d)    Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing; provided, however that Seller shall be responsible, at its sole cost and expense, for any delinquent fees and penalties.
(e)    Operating Expenses. All operating expenses (including all charges under the Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.
(f)    Items Not Prorated. Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing by Seller; (ii) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (iii) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 5.8.2(e).
(g)    Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.
5.8.3    Credits.
(a)    Security Deposits, Rent Concessions, Tenant Improvement Allowances and Other Tenant Credits. The Buyer shall receive a credit at Closing from the Seller in the amount of the sum of: (i) the tenant deposits under the Tenant Leases; (ii) any and all rent concessions and/or rent abatements which related to the current terms of the Tenant Leases and are unpaid, unapplied and/or unutilized; (iii) any and all tenant improvement allowances which relate to the Tenant Leases and are unpaid, unapplied and/or unutilized; and (iv) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of the Seller, as landlord or lessor under the Tenant Leases, which relate to the Tenant Leases (e.g., painting and carpeting) and are unperformed.
(b)    Leasing Commissions. The Buyer shall receive a credit at Closing from the Seller in the amount of any and all leasing commissions which relate to the Tenant Leases and are unpaid.
5.8.4    Calculation / Re-prorations.
(a)    General Provisions. The Escrow Agent shall prepare and deliver to Seller and Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Seller shall prepare and deliver to Escrow Agent all such information necessary in order for Escrow Agent to prepare and deliver the closing statement to Seller and Buyer in accordance with the foregoing provision. To the extent that Seller does not timely deliver this information to Escrow Agent, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such information to Escrow Agent. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer and Seller shall notify the Escrow Agent and each other of any items which they dispute and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.
5.8.5    Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.
5.8.6    Survival. The provisions of this Section 5.8 shall survive the Closing.
5.9    Distribution of Funds and Documents. At the Closing, Escrow Agent shall do each of the following:
5.9.1    Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition, utilizing proceeds of the Purchase Price to which Seller shall be entitled upon Closing and funds (if any) deposited in Escrow by Seller.
5.9.2    Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party; and (iv) a fully executed original of each other closing document.
5.9.3    Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, any excess funds delivered to Escrow Agent by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.
5.10    Completion of Documents. Escrow Agent is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.
5.11    Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the Tenant Leases. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to each tenant affected by the sale and purchase of the Property and properly addressed to each tenant. Such notice shall be prepared by Seller, at Seller’s sole cost and expense, and approved by Buyer, in its reasonable discretion, and shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law (each, a “Tenant Notice”). Unless a different procedure is required by applicable law, in which event such law shall be controlling, Seller agrees to transmit or otherwise deliver such letters to the tenants under the Tenant Leases promptly after the Closing.
ARTICLE 6
TERMINATION AND DEFAULT
6.1    Buyer Default. If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, upon written notice from Seller to Buyer: (i) this Agreement shall terminate; (ii) the Deposit shall be paid to and retained by Seller as liquidated damages; and (iii) Seller and Buyer shall have no further obligations to each other, except those which expressly survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of such a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such default. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole (except for Buyer’s indemnity obligations in Section 3.1) remedy, at law and in equity, for Buyer’s breach of this Agreement. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.
6.2    Seller’s Default. If Seller fails to perform any of its obligations or is otherwise in default hereunder, breaches a representation or warranty, or willfully causes the failure of a condition precedent pursuant to Section 5.4 hereof (as applicable, a “Seller Default), Buyer shall have the right to elect, in its sole and absolute discretion to:
6.2.1    Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations;
6.2.2    Exercise any of its other rights or remedies Buyer may have at law or in equity, including, without limitation, an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement; or
6.2.3    Terminate this Agreement in its entirety by notice to Seller to that effect, in which event the parties hereto shall have no further obligations hereunder, except those which survive termination hereof (provided that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.8 below in connection with any legal proceedings instituted by either party or Escrow Agent with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations), and to recover the full amount of the Deposit, to receive reimbursement of Buyer’s actually incurred, out of pocket costs up to One Hundred Thousand Dollars ($100,000.00) in conjunction with the Agreement and to recover all damages and seek such other relief at law or in equity to which Buyer may be entitled as a result of Seller’s breach. For the avoidance of doubt, in the event of a Seller Default, the foregoing reimbursement obligation shall survive any termination of this Agreement.
6.2.4    In addition to any other applicable rights or remedies under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, leasing as landlord or prime lessor or operation of the Property and accruing prior to Closing, (ii) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or arose or is alleged to have occurred or arisen prior to Closing and which is not solely due to actions taken by Buyer, or (iv) the breach of any representation or warranty of Seller contained in this Agreement. The indemnities set forth in this Section shall survive Closing without limitation. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.
6.2.5    Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce any of its remedies under this Agreement. This Section 6.2 shall survive the Closing or earlier termination of this Agreement.
ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION
7.1    Casualty. If the Property is damaged by casualty prior to the Closing and either (i) the casualty results in loss or damage in an amount valued greater than One Hundred Fifty Thousand Dollars ($150,000.00); or (ii) the nature of such casualty results in a circumstance whereby a Tenant under the Tenant Leases may terminate its Tenant Lease or receive a rent abatement then Buyer, in its sole and absolute discretion, shall have the sole option to elect either to:
(a)    acquire the Property as is (without reduction in the Purchase Price), plus an assignment from Seller without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible under said policy and any uninsured loss. If the casualty is uninsured, Buyer shall receive a credit for the uninsured loss; or
(b)    terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement.
Such right must be exercised within ninety (90) days from earlier of the date Seller provides Buyer with notice of the loss of the event giving rise to such right or the date of Buyer’s knowledge of the casualty. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above. Notwithstanding anything set forth herein to the contrary, if Seller is in default or breach at the time of any such termination, Seller shall remain liable for breach or default as otherwise set forth in this Agreement.
7.2    Condemnation. In the event that a condemnation proceeding shall be initiated against, or a bona fide threat of condemnation is made against, any portion of the Property prior to the Closing, then Buyer, in Buyer’s sole and absolute discretion, may elect either to:
(a)    terminate the entirety of this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement; or
(b)    close the transaction contemplated by this Agreement.
Notwithstanding the foregoing, if Seller is in default or breach at the time of any such termination, Seller shall remain liable for breach or default as otherwise set forth in this Agreement. If Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(a) unless, within ninety (90) days from the earlier of written notice of the condemnation or Buyer’s knowledge thereof, Buyer provides Seller with written notice that Buyer elects to proceed under Section 7.2(b).
ARTICLE 8
REAL ESTATE COMMISSION
Buyer and Seller each represent to the other that no broker’s or real estate commissions or other finder’s fees, other than a commission payable by Seller to Brown Gibbons Lang & Company (the “Broker”), are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. At Closing, Seller shall pay all commissions and fees owed to the Broker pursuant to Seller’s separate agreement with the Broker. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.
ARTICLE 9
MISCELLANEOUS
9.1    Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. Any and all exhibits and/or schedules attached hereto are a part of this Agreement and are incorporated herein by reference. The parties acknowledge and agree that there are no third party beneficiaries of this Agreement other than Buyer’s Indemnified Parties.
9.2    Binding On Successors and Assigns. Subject to Section 9.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
9.3    Assignment by Buyer. Buyer shall have the right to assign this Agreement to any third party or parties with the prior written consent of Seller, provided however, that any such assignment shall not relieve Buyer of its liabilities and obligations hereunder, unless otherwise agreed to in writing by Seller. Seller shall not assign this Agreement.
9.4    Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.
9.5    Governing Law. This Agreement shall be governed by and construed under the internal laws of the State where the Real Property is located without regard to the principles of conflicts of law.
9.6    Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Originals transmitted by facsimile or electronic mail shall be considered original in all respects.
9.7    Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered: (i) by courier; (ii) by FedEx or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via FedEx or other nationally recognized overnight delivery service. Notices shall be deemed received: (1) if by courier, upon delivery or refusal of same; (2) if by FedEx or other nationally recognized overnight delivery service, the business day following deposit; (3) if by facsimile, upon confirmation of transmission; and (4) immediately following e-mail transmission. Any notice received on a non-business day or after 5:00 p.m. Pacific Time on a Business Day shall be deemed received on the next business day. Notices shall be given to the following addresses:

To Seller:	Norwegian Real Estate Limited Partnership
c/o William Kirwan Esq., CPA
St. Clair & Associates
One Norwegian Plaza, Suite 300
Pottsville, PA 17901
Phone: (570) 622-2464
Facsimile: (570) 622-3082
E-mail: billkirwan@stclaircpas.com

and with a copy to:	Derenzo & Zerbe
111 East Market Street
Pottsville, PA 17901
Attn: Joseph G. Zerbe, Esq.
Phone: (570) 622-1947
Facsimile: (570) 622-3261
Email: jzerbe@dzlawoffice.com

To Buyer:	American Healthcare Investors, LLC
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attn: Danny Prosky
Phone: (949) 270-9201
E-mail: DProsky@ahinvestors.com

And with a copy to:	Baker, Donelson, Bearman, Caldwell &
Berkowitz, PC
211 Commerce Street, Suite 800
Baker Donelson Center
Attn: Elizabeth C. Sauer
Telephone: (615) 726-5745
Facsimile: (615) 744-5745
E-mail: esauer@bakerdonelson.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.
9.8    Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.
9.9    IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.
9.10    Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
9.11    Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.
9.12    Survival of Provisions After Closing. Any provisions of this Agreement that require observance or performance after the Closing Date shall continue in force and effect following the Closing Date.
9.13    Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.
9.14    Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”
9.15    Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State where the Real Property is located or the State of California.
9.16    Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.
9.17    Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions.

However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.
9.18    Exclusivity. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.
9.19    Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.
9.20    Seller Guarantor. Seller Guarantor joins in this Agreement for the purpose of guarantying compliance by Seller with all obligations of Seller contained in (i) this Agreement and (ii) the documents to be signed at Closing (collectively, the “Seller Obligations”). Seller Guarantor agrees to be jointly and severally responsible for all of the Seller Obligations. The liability of Seller Guarantor under this Agreement shall in no way be limited or impaired by, and Seller Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of this Agreement. Seller Guarantor represents and warrants to Buyer that: Seller Guarantor is a corporation validly formed in the State of Pennsylvania; Seller Guarantor has full power and authority to enter into the obligations set forth in this Section 9.20, to perform the obligations set forth in this Section 9.20, and to consummate the transactions contemplated hereby; the execution, delivery and performance of the obligations set forth in this Section 9.20 and all documents contemplated hereby by Seller Guarantor have been duly and validly authorized by all necessary action on the part of Seller Guarantor; all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller Guarantor is a party; this Agreement is a legal, valid and binding obligation of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally; and Seller Guarantor is the general partner of Seller and will derive a material benefit from the transactions contemplated by this Agreement. In addition to any limitation on liability provided by law or any other agreement or instrument, no advisor, trustee, director, officer, employee, accountant, attorney, shareholder, partner, member, participant or agent of or in Buyer, Seller or Guarantor shall have any personal liability, directly or indirectly, under or in connection with this Agreement or the transaction contemplated hereunder.
The provisions of this Section 9.20 shall survive Closing.
9.21    Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Buyer may publically file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation, or as Buyer otherwise elects in its sole discretion.
9.22    Holdback. As security for Seller’s indemnity obligations hereunder, the Escrow Agent shall withhold Three Hundred Thousand and No/100 Dollars ($300,000.00) of Seller’s proceeds at Closing (together, with any and all interest and other earnings thereon, the “Post Closing Escrow”) pursuant to a separate escrow agreement by and among Seller, Buyer and the Escrow Agent. The Escrow Agent shall promptly disburse to Buyer out of the Post Closing Escrow any amount which has become a liability against Seller pursuant to the terms of this Agreement. Upon the expiration of nine months (9) months following Closing and provided that there are no outstanding claims for which the amount of liability against Seller has not been conclusively determined, the Escrow Agent shall disburse any funds remaining in the Post Closing Escrow to Seller.

[Remainder of page intentionally left blank; signatures to follow on next pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:	NORWEGIAN REAL ESTATE LIMITED PARTNERSHIP, a Pennsylvania limited partnership
	By:	Norwegi[a]n General, Inc., its general partner.

	By:	/s/ Joseph C Pillus
	Name:	Joseph C Pillus
	Its:	President

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

SELLER GUARANTOR:	NORWEGIAN GENERAL[,] INC., a Pennsylvania corporation

	By:	/s/ Joseph C. Pillus
	Name:	Joseph C. Pillus
	Its:	President

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

BUYER:	GAHC4 POTTSVILLE PA MOB, LLC,
a Delaware limited liability company

	By:	GRIFFIN-AMERICAN HEALTHCARE REIT IV
HOLDINGS, LP, a Delaware limited partnership,
Its Sole Member,

		By:	GRIFFIN-AMERICAN HEALTHCARE
REIT IV, INC., a Maryland corporation,
Its General Partner,

			By:	/s/ Danny Prosky
			Name:	Danny Prosky
			Title:	President and Chief Operating Officer

[Signature Page to Real Estate Purchase Agreement and Escrow Instructions]

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (a) accept the foregoing Agreement, (b) be Escrow Agent under said Agreement and (c) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED:	07/21/16	FIRST AMERICAN TITLE INSURANCE COMPANY

		By:	/s/ Brian M. Serikaku
		Name:	Brian M. Serikaku
		Its:	Escrow Officer